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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-55578

                               REOFFER PROSPECTUS
                        5,350,000 SHARES OF COMMON STOCK

                           PRICELINE.COM INCORPORATED

                               -------------------

      The shares of common stock, par value $0.008 per share, of priceline.com Incorporated ("priceline.com") covered by this reoffer prospectus may be offered and sold to the public by certain stockholders of priceline.com (collectively, the "Selling Securityholders"). The shares have been granted to the Selling Securityholders under priceline.com's 1999 Omnibus Plan, as amended and, in one instance, that certain agreement, dated November 20, 2000, by and between priceline.com Incorporated and Mr. Robert Mylod (together, the "Stock Plans").

      Our common stock is quoted on the Nasdaq National Market under the symbol "PCLN." On February 9, 2001, the closing price of a share of our common stock on the Nasdaq National Market was $2.75 per share. The Selling Securityholders may sell their shares directly or indirectly in one or more transactions on the Nasdaq National Market or on any stock exchange on which the shares may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods. These sales may be at fixed prices (which may be changed), at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      To the knowledge of priceline.com, other than the opportunity that will be provided to each Selling Securityholder to enter into a sales plan with a broker for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934, as amended the Selling Securityholders have no arrangements with any brokerage firms regarding the sale of their shares.

      The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchases of the shares, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

      Priceline.com will not receive any proceeds from the sale of the shares by the Selling Securityholders.

                              --------------------

      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                              --------------------

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this reoffer prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------

            The date of this reoffer prospectus is February 14, 2001

                              --------------------


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                                TABLE OF CONTENTS

                                                                       PAGE

Additional Information....................................................2
Incorporation of Certain Documents by Reference...........................3
The Company...............................................................4
Risk Factors..............................................................5
Use of Proceeds..........................................................19
Selling Securityholders..................................................20
Plan of Distribution.....................................................21
Legal Matters............................................................21
Experts..................................................................22

      --------------

      You should rely only on the information contained in this reoffer prospectus or any supplement. No one is authorized to provide you with information different from that which is contained in or incorporated by reference into this reoffer prospectus. Shares of common stock are being offered and sold only in jurisdictions where offers and sales are permitted. The information contained in this reoffer prospectus is accurate only as of the date of this reoffer prospectus, regardless of the time of delivery of this reoffer prospectus or of any sale of the common stock.

                             ADDITIONAL INFORMATION

      Priceline.com has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-8 under the Securities Act with respect to the shares of common stock offered hereby. This reoffer prospectus does not contain all of the information set forth or incorporated by reference in the registration statement and the exhibits thereto. For further information with respect to priceline.com and the common stock offered hereby, reference is made to the registration statement and the exhibits thereto. Statements contained in this reoffer prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of such contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each such statement being qualified in all respects by such reference.

      Priceline.com is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Commission. The registration statement, including exhibits, and the reports and other information filed by priceline.com can be inspected without charge at the public reference facilities maintained by the Commission at the Commission's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C., 20549, and at the Regional Offices of the Commission located at Seven World Trade Center, l3th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained from such offices at fees prescribed by the Commission. The public may obtain information on the operation of the Public Reference room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of this site is http://www.sec.gov. Priceline.com shares are quoted on the Nasdaq National Market under the symbol "PCLN."


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                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents, which have been filed by priceline.com with the Commission, are incorporated by reference herein:

      (a) Priceline.com's Annual Report on Form 10-K for the fiscal year ended December 31, 1999 filed with the Commission on March 30, 2000;

      (b) Priceline.com's Amendment to Annual Report on Form 10-K/A, dated September 15, 2000;

      (c) Priceline.com's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2000, June 30, 2000 and September 30, 2000;

      (d) Priceline.com's Current Reports on Form 8-K, dated June 30, 2000, July 26, 2000, November 6, 2000, November 22, 2000, December 8, 2000, December 19, 2000, December 29, 2000 and February 8, 2001; and

      (e) The description of priceline.com's common stock contained in priceline.com's Registration Statement on Form 8-A filed on March 18, 1999 pursuant to Section 12(g) of the Exchange Act, including any amendment or reports filed for the purpose of updating such description.

      All documents filed by priceline.com pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to and subsequent to the date hereof shall be deemed to be incorporated by reference into this reoffer prospectus and to be a part hereof from the date of filing of such documents with the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this reoffer prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

      Priceline.com will provide without charge to any person to whom this reoffer prospectus is delivered, upon written or oral request of such person, a copy of each document incorporated by reference in the registration statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into this reoffer prospectus). Requests should be directed to Peter J. Millones, Esq. at priceline.com Incorporated, 800 Connecticut Avenue, Norwalk, Connecticut 06854. Priceline.com's telephone number is (203) 299-8300 and its Web site is located at WWW.PRICELINE.COM. Information on priceline.com's Web site is not incorporated by reference into this reoffer prospectus.



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                                   THE COMPANY

GENERAL

      We have pioneered a unique e-commerce pricing system known as a "demand collection system" that enables consumers to use the Internet to save money on a wide range of products and services while enabling sellers to generate incremental revenue. Using a simple and compelling consumer proposition - Name Your Own PriceSM - we collect consumer demand, in the form of individual customer offers guaranteed by a credit card, for a particular product or service at a price set by the customer. We then communicate that demand directly to participating sellers or access participating sellers' private databases to determine whether we can fulfill the customer's offer. Consumers agree to hold their offers open for a specified period of time and, once fulfilled, offers cannot be canceled. We benefit consumers by enabling them to save money, while at the same time benefiting sellers by providing them with an effective revenue management tool capable of identifying and capturing incremental revenues. By requiring consumers to be flexible with respect to brands, sellers and product features, we enable sellers to generate incremental revenue without disrupting their existing distribution channels or retail pricing structures.

      Our business model and brand are currently, through us or independent licensees, supporting several products and service offerings, including the following:

o leisure airline tickets, provided by 10 domestic and 26 international airline participants;

o hotel rooms, in substantially all major United States markets with more than 25 national hotel chains as participants;

o rental cars, in substantially all major United States markets with five leading rental car chains as participants;

o     new automobiles, in substantially all major United States markets;

o home financing services, in substantially all major United States markets, which includes home mortgage services, home equity loans and refinancing services;

o long distance telephone calling, provided by three carriers, in substantially all United States markets; and

o travel insurance, provided in connection with our airline product and offered through an agreement with member companies of American International Group, Inc.

      Our principal executive offices are located at 800 Connecticut Avenue, Norwalk, Connecticut 06854, and our telephone number is (203) 299-8000. Our Web site is located at www.priceline.com



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                                  RISK FACTORS

      In addition to the other information in this reoffer prospectus, prospective investors should carefully consider the following risk factors in evaluating us, our business and an investment in the common stock. Unless specified otherwise as used herein, the terms "we," "us" or "our" refer to priceline.com Incorporated.

      THIS REOFFER PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS. THESE STATEMENTS RELATE TO FUTURE EVENTS OR FUTURE FINANCIAL PERFORMANCE. IN SOME CASES, YOU CAN IDENTIFY FORWARD-LOOKING STATEMENTS BY TERMINOLOGY SUCH AS "MAY," "WILL," "SHOULD," "COULD," "EXPECTS," "PLANS," "ANTICIPATES," "BELIEVES," "ESTIMATES," "PREDICTS," "POTENTIAL," OR "CONTINUE" OR THE NEGATIVE OF SUCH TERMS AND OTHER COMPARABLE TERMINOLOGY. THESE STATEMENTS ARE ONLY PREDICTIONS. IN EVALUATING THESE STATEMENTS, YOU SHOULD SPECIFICALLY CONSIDER VARIOUS FACTORS, INCLUDING THE RISKS OUTLINED BELOW. THESE FACTORS MAY CAUSE OUR ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY FORWARD-LOOKING STATEMENT. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS."

OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT

      Priceline.com was formed in July 1997 and began operations on April 6, 1998. As a result, we have only a limited operating history on which you can base an evaluation of our business and prospects. Our prospects must be considered in the light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as online commerce, using new and unproven business models. To address these risks and uncertainties, we must, among other things:

            o attract leading sellers and consumers to the priceline.com service;

            o maintain and enhance our brand, and expand our product and service offerings;

            o     attract, integrate, retain and motivate qualified personnel;
                  and

            o adapt to meet changes in our markets and competitive developments.

            We may not be successful in accomplishing these objectives.

WE ARE NOT PROFITABLE AND WILL CONTINUE TO INCUR LOSSES

      As of September 30, 2000, we had an accumulated deficit of $1.4 billion. We have not achieved profitability and will continue to incur losses.

      A substantial portion of our revenues to date have been derived from airline, hotel and rental car products. Over time, as our business model evolves, we may introduce new products and services. With respect to both current and future product and service offerings, we may have to increase our operating expenses in order to increase our customer base, enhance our brand image and support our growing infrastructure. For us to make a profit, our revenues and gross profit margins will need to increase sufficiently to cover these and other future costs. Otherwise, we may never achieve profitability.

POTENTIAL FLUCTUATIONS IN OUR FINANCIAL RESULTS MAKE FINANCIAL FORECASTING DIFFICULT

      We expect our revenues and operating results to vary significantly from quarter to quarter. As a result, quarter to quarter comparisons of our revenues and operating results may not be meaningful. In addition, due to our limited operating history and a business model that is still relatively new and unproven, it may be difficult to predict our future revenues or results of operations accurately. It is likely that in one or more future quarters our


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operating results will fall below the expectations of securities analysts and investors. If this happens, the trading price of our common stock would almost certainly be materially and adversely affected.

      Our business has almost no backlog and almost all of our revenues for a particular quarter are derived from transactions that are both initiated and completed during that quarter. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are, to a large extent, fixed. Accordingly, we may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and any significant shortfall in revenues relative to our planned expenditures could have an immediate adverse effect on our business and results of operations.

      Our limited operating history makes it difficult for us to assess the impact of seasonal factors on our business. Nevertheless, we believe that our business is subject to seasonal fluctuations, reflecting a combination of seasonality trends for the products and services offered by us and seasonality patterns affecting Internet use. For example, with regard to our travel products, demand for leisure travel may increase over summer vacations and holiday periods, while Internet usage may decline during the summer months. Our results also may be affected by seasonal fluctuations in the inventory made available to the priceline.com service by participating sellers. Airlines, for example, typically enjoy high demand for tickets through traditional distribution channels for travel during Thanksgiving and the year-end holiday period. As a result, during those periods, less excess airline ticket inventory would be available to priceline.com. Our business also may be subject to cyclical variations for the products and services offered; for example, leisure travel and home mortgage financing tend to decrease in economic downturns.

WE ARE DEPENDENT ON THE AIRLINE INDUSTRY AND CERTAIN AIRLINES

      Our near term, and possibly long term, our prospects are significantly dependent upon our sale of leisure airline tickets. Sales of leisure airline tickets represented a substantial majority of total revenue for the year ended December 31, 1999 and the nine months ended September 30, 2000. Leisure travel, including the sale of leisure airline tickets, is dependent on personal discretionary spending levels. As a result, sales of leisure airline tickets and other leisure travel products tend to decline during general economic downturns and recessions. In addition, unforeseen events, such as political instability, regional hostilities, increases in fuel prices, imposition of taxes or surcharges by regulatory authorities, travel-related accidents and unusual weather patterns also may adversely affect the leisure travel industry. As a result, our business also is likely to be affected by those events. Significantly reducing our dependence on the airline and travel industries is likely to take a long time and there can be no guarantee that we will succeed in reducing that dependence.

      Sales of airline tickets from priceline.com's six largest airline suppliers accounted for approximately 93% and 84%, respectively, of airline ticket revenue for the year ended December 31, 1999 and the nine months ended September 30, 2000, respectively. As a result, currently we are substantially dependent upon the continued participation of these airlines in the priceline.com service in order to maintain and continue to grow our total airline ticket revenues and, as a consequence, our overall revenues. Our ticket sale revenues for the three months ended September 30, 2000, were 8% below our ticket sale revenue for the three months ended June 30, 2000. In addition, our October 2000 ticket sale revenues, which historically has been our strongest sales month of the fourth quarter, were approximately 20% below our September 2000 ticket sale revenues, which based on our historical experience we had expected to be our strongest sales month of the third quarter. As a result, we expect that our revenues for the three months ended December 31, 2000, will be significantly less than our revenues for the three months ended September 30, 2000.

      We currently have 36 participating airlines. However, our airline participation agreements:

            o do not require the airlines to make tickets available for any particular routes;

            o do not require the airlines to provide any specific quantity of airline tickets;


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            o     do not require the airlines to provide particular prices or levels of discount;

            o do not require the airlines to deal exclusively with us in the public sale of discounted airline tickets; and

            o     generally, can be terminated upon relatively short notice.

      These agreements also outline the terms and conditions under which ticket inventory provided by the airlines may be sold.

      Our agreement with Delta contains certain restrictions relating to the terms of participation in our service by other carriers and the circumstances under which we may transfer or license our intellectual property to other travel providers. It is possible that, as the priceline.com service grows and becomes a significant channel of distribution for airline tickets and as other carriers seek participation in the priceline.com service, these competitively restrictive provisions of the Delta agreement could raise issues under federal and state antitrust laws. If that happened, either a federal or state government agency or private party could initiate litigation seeking to enjoin us and Delta from enforcing these provisions or seeking to collect treble damages. The outcome of any such litigation would be uncertain. If, however, such a lawsuit resulted in an injunction or subjected us to damages, our business and financial condition could suffer.

      Due to our dependence on the airline industry, we could be severely affected by changes in that industry, and, in many cases, we will have no control over such changes or their timing. For example, our revenues for the three months ended September 30, 2000 were 3.1% below our revenues for the three months ended June 30, 2000. We believe that the decline in revenues was attributable, in part, and in addition to other factors, to specific events in the airline industry, including a $20 fuel surcharge imposed in early September by airlines due to increased fuel prices, a high level of flight cancellations that negatively affected supply and the introduction by certain airlines of their own special sale fares in September which contributed to lower average offer prices for tickets. In addition, given the concentration of the airline industry, particularly in the domestic market, major airlines that are not participating in the priceline.com service could exert pressure on other airlines not to supply us with tickets. Moreover, the airlines may attempt to establish their own buyer-driven commerce service or participate or invest in other similar services being established to compete with us. We also could be materially adversely affected by the bankruptcy, insolvency or other material adverse change in the business or financial condition of one or more of our airline participants.

OUR BUSINESS MODEL IS RELATIVELY NOVEL AND UNPROVEN

      The priceline.com service is based on a relatively novel and unproven business model. We will be successful only if consumers and sellers continue to actively use the priceline.com service. Prior to the launch of the priceline.com service, consumers and sellers had never bought and sold products and services through a demand collection system over the Internet. Therefore, it is impossible to predict the degree to which consumers and sellers will continue to use the priceline.com service over time.

      Many of the factors influencing consumers' and sellers' willingness to use the priceline.com service are outside our control. For example, a labor dispute that disrupts airline service or an airline accident could make consumers unwilling to use a service like priceline.com that does not permit the customer to designate the airline on which the customer purchases a ticket. In addition, a breach of security on the Internet, even if we were not involved, could make consumers unwilling to place orders online with a credit card. Also, recent adverse publicity surrounding our recent public announcements may affect consumers' willingness to use our service. Consequently, it is possible that consumers and sellers will never utilize the priceline.com service to the degree necessary for us to achieve profitability.

WE MAY NOT BE ABLE TO INTRODUCE NEW PRODUCTS AND SERVICES


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      We are unlikely to make significant profits unless we make new or complementary products and services and a broader range of existing products and services available through the priceline.com service or through services provided by our licensees. Should we decide to introduce additional products, we may incur substantial expenses and use significant resources. However, we may not be able to attract sellers, other participants and licensees to provide such products and services or consumers to purchase such products and services through the priceline.com service. In addition, if we or our licensees launch new products or services that are not favorably received by consumers, our reputation and the value of the priceline.com brand could be damaged.

      The great majority of our experience to date is in the travel industry. The travel industry is characterized by "expiring" inventories. For example, if not used by a specific date, an airline ticket, hotel room reservation or rental car reservation has no value. The expiring nature of the inventory creates incentives for airlines, hotels and rental car companies to sell seats, hotel room reservations or rental car reservations at reduced rates. Because we have only limited experience in selling "non-expiring" inventories on the priceline.com service, such as new cars or financial services, we cannot predict whether the priceline.com business model can be successfully applied to such products and services.

IF WE LOSE OUR KEY PERSONNEL OR CANNOT RECRUIT ADDITIONAL PERSONNEL, OUR BUSINESS MAY SUFFER

      Competition for personnel with experience in Internet commerce is intense. We depend on the continued services and performance of our executive officers and other key personnel. We do not have "key person" life insurance policies. If we do not succeed in attracting new employees or retaining and motivating current and future employees or executive officers, our business could suffer significantly. Our ability to retain key employees could be materially adversely affected by recent developments concerning the Company and the decline in the market price of our common stock.

WE RELY ON THIRD-PARTY SYSTEMS

      We rely on certain third-party computer systems and third-party service providers, including the computerized central reservation systems of the airline and hotel industries to satisfy demand for airline tickets and hotel room reservations. Any interruption in these third-party services systems or deterioration in their performance could be disruptive to our business. Our agreements with third-party service providers are terminable upon short notice. In the event our arrangement with any of such third parties is terminated, we may not be able to find an alternative source of systems support on a timely basis or on commercially reasonable terms and, as a result, our business and results of operations could be materially and adversely affected.

INTENSE COMPETITION COULD REDUCE OUR MARKET SHARE AND HARM OUR FINANCIAL PERFORMANCE

      We compete with both online and traditional sellers of the products and services offered on priceline.com. Current and new competitors can launch new sites at a relatively low cost. In addition, the traditional retail industry for the products and services we offer is intensely competitive.

      We currently or potentially compete with a variety of companies with respect to each product or service we offer. With respect to travel products, these competitors include:

            o     Internet travel agents such as Microsoft's Expedia;

            o     traditional travel agencies;

            o consolidators and wholesalers of airline tickets and other travel products, including online consolidators such as Cheaptickets.com;


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            o     individual or groups of airlines, hotels, rental car
                  companies, cruise operators and other travel service providers; and

            o operators of travel industry reservation databases such as Worldspan and Sabre.

      Our current or potential competitors with respect to the arrangement and sale of new automobiles in the online marketplace, include, among others, Auto-by-Tel, Carsdirect.com, Autoweb.com, Greenlight.com and CarPoint.com. To some extent, we compete for new car shoppers' attention with retail new car dealers, many of which offer online shopping capabilities.

            With respect to financial service products, our competitors include:

            o     banks and other financial institutions;

            o online and traditional mortgage and insurance brokers, including Quicken Mortgage, E-Loan and iOwn, Inc.; and

            o     insurance companies.

      Our current or potential competitors with respect to rental cars include, among others, rental car companies and traditional and online travel agencies and travel service providers.

      With respect to long distance services, our current or potential competitors include long distance providers, local exchange providers that may be entering the long distance market and Internet Protocol telephone services.

      We potentially face competition from a number of large Internet companies and services that have expertise in developing online commerce and in facilitating Internet traffic, including Amazon.com, America Online, Microsoft and Yahoo!, who could choose to compete with us either directly or indirectly through affiliations with other e-commerce or off-line companies. Other large companies with strong brand recognition, technical expertise and experience in Internet commerce could also seek to compete with us. A number of airlines intend to invest in and offer discount airfares and travel services through a site or sites to be established, including Orbitz, and a number of airlines have agreed to participate in and receive an equity stake from Hotwire, a website which offers discounted fares on opaque inventory. Similar steps may be under consideration by certain hotel companies and travel service providers. Competition from these and other sources could have a material adverse effect on our business, results of operations and financial condition.

      Many of our current and potential competitors, including Internet directories and search engines and large traditional retailers, have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing, technical and other resources than we have. Some of these competitors may be able to secure products and services on more favorable terms than we can. In addition, many of these competitors may be able to devote significantly greater resources to: (1) marketing and promotional campaigns, (2) attracting traffic to their Web sites, (3) attracting and retaining key employees, (4) securing vendors and inventory and (5) Web site and systems development.

      Increased competition could result in reduced operating margins and loss of market share and could damage our brand. There can be no assurance that we will be able to compete successfully against current and future competitors or that competition will not have a material adverse effect on our business, results of operations and financial condition.

OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY


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      We regard our intellectual property as critical to our success, and we rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. If we are not successful in protecting our intellectual property, there could be a material adverse effect on our business.

      While we believe that our issued patents and pending patent applications help to protect our business, there can be no assurance that:

            o any patent can be successfully defended against challenges by third parties;

            o pending patent applications will result in the issuance of patents;

            o competitors or potential competitors of priceline.com will not devise new methods of competing with us that are not covered by our patents or patent applications;

            o because of variations in the application of our business model to each of our products and services, our patents will be effective in preventing one or more third parties from utilizing a copycat business model to offer the same product or service in one or more categories;

            o new prior art will not be discovered which may diminish the value of or invalidate an issued patent; or

            o a third party will not have or obtain one or more patents that prevent us from practicing features of our business or will require us to pay for a license to use those features.

      There has been recent discussion in the press regarding the examination and issuance of so called "business-method" patents. As a result, the United States Patent and Trademark Office has indicated that it intends to intensify the review process applicable to such patent applications. The new procedures are not expected to have a direct effect on patents already granted. We cannot anticipate what effect, if any, the new process will have on our pending patent applications.

      We pursue the registration of our trademarks and service marks in the U.S. and internationally. However, effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online. We have licensed in the past, and expect to license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. These licensees may take actions that might diminish the value of our proprietary rights or harm our reputation.

PENDING LITIGATION

      On January 6, 1999, we received notice that a third party patent applicant and patent attorney, Thomas G. Woolston, purportedly had filed in December 1998 with the United States Patent and Trademark Office a request to declare an interference between a patent application filed by Woolston and our U.S. Patent 5,794,207. We are currently awaiting information from the Patent Office regarding whether it will initiate an interference proceeding.

      On January 19, 1999, Marketel International Inc. (Marketel), a California corporation, filed a lawsuit against priceline.com, among others. On February 22, 1999, Marketel filed an amended and supplemental complaint. On March 15, 1999, Marketel filed a second amended complaint. On May 9, 2000, Marketel filed a third amended complaint against priceline.com and Priceline Travel, Inc. The third amended complaint alleges causes of action for misappropriation of trade secrets, conversion, false advertising and for correction of inventorship of U.S. Patent 5,794,207. In its third amended complaint, Marketel alleges, among other things, that the defendants conspired to misappropriate Marketel's business model, which allegedly was provided in confidence approximately ten years ago. The third amended complaint also alleges that four former Marketel employees are the actual sole inventors or co-inventors of U.S. Patent 5,794,207, which was issued on August 11, 1998 and has been assigned to us. Marketel asks that the patent's inventorship be corrected accordingly.

      On February 5, February 10 and March 31, 1999, we filed answers respectively, to the complaint, amended complaint and second amended complaint, in which we denied the material allegations of liability. On May 19, 2000, we filed a motion to dismiss the third amended complaint for failure to state a complaint upon which relief can be granted. We strongly disputed the material legal and factual allegations contained in Marketel's third amended complaint and believe that the amended complaint is without merit. In addition, on July 13, 2000, we filed a motion for summary judgment alleging that Marketel has not identified legally protectable trade secrets and is not entitled to correction of inventorship of U.S. Patent 5,794,207. On February 1, 2001, the United States District Court for the District of California entered final judgment in favor of priceline, dismissing all of Marketel's claims with prejudice.

      Judge Legge granted priceline's motion for summary judgment with respect to Marketel's theft of trade secret and patent inventorship claims, and he ruled that there were triable issues of fact as to Marketel's false advertising claims, although he volunteered that it was unlikely that Marketel could establish damages and suggested that these claims should be voluntarily dismissed. The false advertising claims were subsequently dismissed by stipulation. Marketel has until March 5, 2001 to file its Notice of Appeal. We intend to continue defending vigorously against the action if necessary. Pursuant to the indemnification obligations contained in the Purchase and Intercompany Services Agreement with Walker Digital, Walker Digital has agreed to indemnify, defend and hold us harmless for damages, liabilities and legal expenses incurred in connection with the Marketel litigation. However, Walker Digital currently is experiencing financial difficulties and is not honoring its indemnification obligation. We are paying for the defense of this action and have paid approximately $2 million of costs, in arrears, subject to a reservation of all rights to recover these amounts from Walker Digital.

      Subsequent to our announcement on September 27, 2000 that revenues for the third quarter 2000 would not meet expectations, we were served with the following purported class action complaints:

        o Mathis Weingarten, et al v priceline.com Incorporated and Jay S. Walker, 300 CV 1901 (District of Connecticut).

        o Randall Twardy, et al v priceline.com Incorporated, Jay Walker, R. Braddock, and D. Schulman
           300 CV 1884 (District of Connecticut).

        o Natalie Berdakina, et al v priceline.com Incorporated, Jay Walker, R. Braddock, and D. Schulman
           300 CV 1902 (District of Connecticut).

        o Samuel Mayer et al v priceline.com Incorporated, Jay Walker, R. Braddock, and D. Schulman
           300 CV 1923 (District of Connecticut).

        o Anthony Mazzo, et al v priceline.com Incorporated, Jay Walker, R. Braddock, and D. Schulman
           300 CV 1924 (District of Connecticut).

        o Mark Fialkov, et al v priceline.com Incorporated, Jay Walker, R. Braddock, and D. Schulman
           300 CV 1954 (District of Connecticut).

        o Jeremy Licht, et al v priceline.com Incorporated and Jay Walker 300 CV 2049 (District of Connecticut).

        o Jim M. Ayach & Sarah Sontag, et al v priceline.com Incorporated, Jay Walker, R. Braddock, and D. Schulman
           300 CV 2062 (District of Connecticut).

        o Michael Cerelli, et al v priceline.com Incorporated, Jay Walker, R. Braddock, and D. Schulman
           300 CV 1918 (District of Connecticut).

        o Howard Gunty Profit Sharing Plan, et al v. priceline.com Incorporated, R. Braddock, D. Schulman, and Jay S. Walker 300 CV 1917 (District of Connecticut).

        o  Thomas Atkin, et al v. priceline.com Incorporated,
           R. Braddock, D. Schulman, and Jay S. Walker
           300 CV 1994 (District of Connecticut).

        o  Hyacinth S. Anish, et al v. priceline.com Incorporated,
           R. Braddock, D. Schulman, and Jay S. Walker
           300 CV 1048 (District of Connecticut).

        o  Jerry Krim, et al v. priceline.com Incorporated,
           R. Braddock, D. Schulman, and Jay S. Walker
           300 CV 2083 (District of Connecticut).

        o  Scott Lyon, et al v. priceline.com Incorporated,
           R. Braddock, D. Schulman, and Jay S. Walker
           300 CV 2066 (District of Connecticut).

        o  Johnny Kwan, et al v. priceline.com Incorporated
           R. Braddock, D. Schulman, and Jay S. Walker
           300 CV 2069 (District of Connecticut).

        o  Muhammed Zia, v. priceline.com Incorporated,
           R. Braddock, D. Schulman, and Jay S. Walker
           300 CV 1994 (District of Connecticut).

        o  Monica R. Mazzo v. priceline.com Incorporated,
           R. Braddock, D. Schulman, and Jay S. Walker
           300 CV 1968 (District of Connecticut).

        o  Rajiv Bazag v. priceline.com Incorporated,
           R. Braddock, D. Schulman, and Jay S. Walker
           300 CV 2122 (District of Connecticut).

        o  Sherman Breier v. priceline.com Incorporated
           R. Braddock, D. Schulman, and Jay S. Walker
           300 CV 2146 (District of Connecticut).

        o  Dr. Ramin Farzam, Jay Jaskolski, Todd Haskell, Peter
           Makhlouf and Bryan Koster, v. priceline.com Incorporated,
           R. Braddock, D. Schulman, and Jay S. Walker
           300 CV 2176 (District of Connecticut).

        o  Jack A. Caswell v. priceline.com Incorporated,
           R. Braddock, D. Schulman, and Jay S. Walker
           300 CV 2169 (District of Connecticut).



      All of these cases have been consolidated before Judge Dominick J. Squatrito, and two groups have filed motions requesting to be appointed as lead plaintiff and lead counsel. By agreement of counsel, once the lead plaintiff and lead counsel have been appointed, such lead plaintiff and counsel shall have forty-five days to file an amended and consolidated complaint, and we will thereafter have forty-five days to respond to the amended and consolidated complaint. We intend to defend vigorously against these actions.

      In addition, we have been served with a complaint that purports to be a shareholder derivative action against our Board of Directors and certain of our current executive officers, as well as us (as a nominal defendant). The complaint alleges breach of fiduciary duty. The action is captioned Mark Zimmerman, et al v priceline.com Incorporated, Jay Walker, R. Braddock, D. Schulman, P. Allaire, R. Bahna, P. Blackney, W. Ford, M. Loeb, N. Nicholas, N. Peretsman, 18473-NC, (Court of Chancery of Delaware, County of New Castle, State of Delaware). On February 6, 2001, all defendants moved to dismiss the complaint for failure to state a cause of action upon which relief can be granted. We intend to defend vigorously against this action.

      We are cooperating with the Connecticut Attorney General's office concerning complaints by customers received by the Attorney General's office and intend to continue our cooperation.

      From time to time, we has been and expect to continue to be subject to legal proceedings and claims in the ordinary course of business, including claims of alleged infringement of third party intellectual property rights by it. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources and could adversely affect our stock price.

THE SUCCESS OF OUR BUSINESS WILL DEPEND ON CONTINUED GROWTH OF INTERNET COMMERCE

      The market for the purchase of products and services over the Internet is a new and emerging market. As an Internet commerce business, our future revenues and profits are substantially dependent upon the widespread acceptance and use of the Internet and other online services as a medium for commerce by consumers and sellers. If widespread acceptance and growth of Internet use does not occur, our business and financial performance will suffer. Rapid growth in the use of and interest in the Internet and other online services is a recent phenomenon. This growth may not continue. A sufficiently broad base of consumers may not adopt, or continue to use, the Internet as a medium of commerce. Demand for and market acceptance of recently introduced products and services over the Internet are subject to a high level of uncertainty, and there are few proven products and services. For us to grow, consumers who historically have purchased through traditional means of commerce, such as a travel agent for airline tickets or a branch of a bank for home financings, will need to elect to purchase online products and services. Sellers of products and services will need to adopt or expand use of the Internet as a channel of distribution.

      The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. Our success will depend upon the development and maintenance of the Internet's infrastructure to cope with this increased traffic. This will require a reliable network backbone with the necessary speed, data capacity and security, and the timely development of complementary products, such as high-speed modems, for providing reliable Internet access and services.

      The Internet has experienced a variety of outages and other delays as a result of damage to portions of its infrastructure and could face such outages and delays in the future. Outages and delays are likely to affect the level of Internet usage generally, as well as the processing of transactions on the priceline.com Web site. It is unlikely that the level of orders lost in those circumstances could be made up by increased phone orders. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards to handle increased levels of activity or due to increased government regulation. The adoption of new standards or government regulation may, however, require us to incur substantial compliance costs.

CAPACITY CONSTRAINTS AND SYSTEM FAILURES COULD HARM OUR BUSINESS

      If our systems cannot be expanded to cope with increased demand or fail to perform, we could experience:

            o     unanticipated disruptions in service;

            o     slower response times;

            o     decreased customer service and customer satisfaction; or

            o     delays in the introduction of new products and services;

any of which could impair our reputation, damage the priceline.com brand and materially and adversely affect our revenues. Publicity about a service disruption also could cause a material decline in our stock price.

      We use internally developed systems to operate the priceline.com service, including transaction processing and order management systems that were designed to be scaleable. However, if the number of users of the priceline.com service increases substantially, we will need to significantly expand and upgrade our technology, transaction processing systems and network infrastructure. We do not know whether we will be able to accurately project the rate or timing of any such increases, or expand and upgrade our systems and infrastructure to accommodate such increases in a timely manner.

      Our ability to facilitate transactions successfully and provide high quality customer service also depends on the efficient and uninterrupted operation of our computer and communications hardware systems. The priceline.com service has experienced periodic system interruptions, which we believe will continue to occur from time to time. Our systems and operations also are vulnerable to damage or interruption from human error, natural disasters, power loss, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. While we currently maintain redundant servers at our Stamford, Connecticut premises to provide limited service during system disruptions, we do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services. In addition, we do not carry sufficient business interruption insurance to compensate for losses that could occur. Any system failure that causes an interruption in service or decreases the responsiveness of the priceline.com service could impair our reputation, damage our brand name and materially adversely affect our revenues.

WE MAY NOT BE ABLE TO KEEP UP WITH RAPID TECHNOLOGICAL AND OTHER CHANGES

      The markets in which we compete are characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing consumer demands. We may not be able to keep up with these rapid changes. In addition, these market characteristics are heightened by the emerging nature of the Internet and the apparent need of companies from many industries to offer Internet-based products and services. As a result, our future success will depend on our ability to adapt to rapidly changing technologies, to adapt our services to evolving industry standards and to continually improve the performance, features and reliability of our service in response to competitive service and product offerings and the evolving demands of the marketplace. In addition, the widespread adoption of new Internet, networking or telecommunications technologies or other technological changes could require us to incur substantial expenditures to modify or adapt our services or infrastructure.

ONLINE SECURITY BREACHES COULD HARM OUR BUSINESS

      The secure transmission of confidential information over the Internet is essential in maintaining consumer and supplier confidence in the priceline.com service. Substantial or ongoing security breaches on our system or other Internet-based systems could significantly harm our business. We currently require buyers to guarantee their offers with their credit card, either online or through our toll-free telephone service. We rely on licensed encryption and authentication technology to effect secure transmission of confidential information, including credit card numbers. It is possible that advances in computer capabilities, new discoveries or other developments could result in a compromise or breach of the technology used by us to protect customer transaction data.

      We incur substantial expense to protect against and remedy security breaches and their consequences. However, we cannot guarantee that our security measures will prevent security breaches. A party that is able to circumvent our security systems could steal proprietary information or cause significant interruptions in our operations. For instance, several major Web sites have experienced significant interruptions as a result of improper direction of excess traffic to those sites, and computer viruses have substantially disrupted e-mail and other functionality in a number of countries, including the United States. Security breaches also could damage our reputation and expose us to a risk of loss or litigation and possible liability. Our insurance policies carry low coverage limits, which may not be adequate to reimburse us for losses caused by security breaches.

      We also face risks associated with security breaches affecting third parties conducting business over the Internet. Consumers generally are concerned with security and privacy on the Internet and any publicized security problems could inhibit the growth of the Internet and, therefore, the priceline.com service as a means of conducting commercial transactions.

NEW BUSINESSES WE MAY ENTER MAY NOT BE SUCCESSFUL

      We have entered into, and may enter into in the future, licensing arrangements with third parties in connection with expansion of the priceline.com service. For example, we licensed our name and business model to Alliance Capital Partners in connection with our home financing services and to other third parties in connection with other products. These new businesses typically incur start-up costs and operating losses and may not be successful. If these new businesses are not favorably received by consumers or are unsuccessful, the association of our brand name and business model with these new entities may adversely affect our business and reputation and may dilute the value of our brand name. Further, to the extent that these new businesses are not successful, we may not be able to recover our costs associated with their development. Priceline WebHouse Club, Inc. and Priceline Perfect Yardsale, Inc., both privately held licensees of ours, separately announced in October 2000 that they would be ceasing their operations.

      To the extent that we need to service these licensees, our core business may suffer. Moreover, expansion of our core business model will expose us to additional risks not currently applicable to our existing operations. The additional risks associated with the expansion of our core business could have a material adverse effect on our business generally. In addition, as we expand our business model to other areas of e-commerce, these new businesses will face competition from established providers in those areas.

OUR STOCK PRICE IS HIGHLY VOLATILE

      The market price of our common stock is highly volatile and is likely to continue to be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

            o     quarterly variations in our operating results;

            o operating results that vary from the expectations of securities analysts and investors;

            o changes in expectations as to our future financial performance, including financial estimates by securities analysts and investors;

            o     changes in our capital structure;

            o changes in market valuations of other Internet or online service companies;

            o announcements of technological innovations or new services by us or our competitors;

            o announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

            o loss of a major seller participant, such as an airline or hotel chain;

            o     changes in the status of our intellectual property rights;

            o lack of success in the expansion of our business model horizontally or geographically;

            o adverse publicity surrounding recent announcements concerning the Company;

            o announcements by third parties of significant claims or proceedings against us or adverse developments in pending proceedings;

            o     additions or departures of key personnel; and

            o     stock market price and volume fluctuations.

      Sales of a substantial number of shares of our common stock could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Given the volatility that exists for our shares, such sales could cause the market price of our common stock to decline.

      In addition, the trading prices of Internet stocks in general, including ours, have experienced extreme price and volume fluctuations. To the extent that the public's perception of the prospects of Internet or e-commerce companies is negative, our stock price could decline further regardless of our results. Other broad market and industry factors may decrease the market price of our common stock, regardless of our operating performance. Market fluctuations, as well as general political and economic conditions, such as a recession or interest rate or currency rate fluctuations, also may decrease the market price of our common stock. The market value of e-commerce stocks has declined dramatically over recent months based on profitability and other concerns. The recent declines in the value of our common stock and market conditions could adversely affect our ability to raise additional capital.

      We are currently the subject of a number of securities class action litigations. In the past, securities class action litigation often has been brought against a company following periods of volatility in the market price of their securities. To the extent our stock price declines or is volatile, we may in the future be the target of additional litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

OUR BUSINESS IS SUBJECT TO TAX UNCERTAINTIES

      POTENTIAL FEDERAL AIR TRANSPORTATION TAX ON AIRLINE TICKET SALES. A Federal transportation tax is imposed upon the sale of airline tickets. The tax is based on a percentage of the cost of transportation, which was 9% for periods prior to October 1, 1998, 8% for the period October 1, 1998 through September 30, 1999 and 7.5% thereafter. We have historically interpreted the tax regulations as requiring that the tax be computed based on the amount charged by the airline to us for the airline ticket and participating airlines have collected and remitted the tax based on this amount. We applied for a ruling from the Internal Revenue Service confirming this interpretation. In December 1999, the Internal Revenue Service indicated to us that it was unlikely that a favorable ruling would be issued. We subsequently withdrew our ruling request because of the uncertainty of the outcome. Because we anticipated the possibility of an adverse ruling on this issue, we accrued approximately $1.9 million relating to the balance of the tax liability for tickets sold prior to that date. We believe this accrual to be adequate, but there can be no assurance as to the final outcome because a formal ruling has not been issued by the Internal Revenue Service.

      STATE TAXES. We file tax returns in such states as required by law based on principles applicable to traditional businesses. In addition, we do not collect sales or other similar taxes in respect of transactions conducted through the priceline.com service (other than the federal air transportation tax referred to above). However, one or more states could seek to impose additional income tax obligations or sales tax collection obligations on out-of-state companies, such as ours, which engage in or facilitate online commerce. A number of proposals have been made at state and local levels that could impose such taxes on the sale of products and services through the Internet or the income derived from such sales. Such proposals, if adopted, could substantially impair the growth of e-commerce and adversely affect our opportunity to become profitable.

      Legislation limiting the ability of the states to impose taxes on Internet-based transactions has been enacted by the United States Congress. However, this legislation, known as the Internet Tax Freedom Act, imposes only a three-year moratorium, which commenced October 1, 1998 and ends on October 21, 2001, on state and local taxes on (1) electronic commerce where such taxes are discriminatory and (2) Internet access unless such taxes were generally imposed and actually enforced prior to October 1, 1998. It is possible that the tax moratorium could fail to be renewed prior to October 21, 2001. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of such taxes could adversely affect our ability to become profitable.

REGULATORY AND LEGAL UNCERTAINTIES COULD HARM OUR BUSINESS

      The products and services we offer through the priceline.com service are regulated by federal and state governments. Our ability to provide such products and services is and will continue to be affected by such regulations. The implementation of unfavorable regulations or unfavorable interpretations of existing regulations by courts or regulatory bodies could require us to incur significant compliance costs, cause the development of the affected markets to become impractical and otherwise adversely affect our financial performance.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      Some of the statements under "The Company" and "Risk Factors" and elsewhere in this reoffer prospectus may constitute forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

      Expressions of future goals and similar expressions including, without limitation, "may," "will," "should," "could," "expects," "does not currently expect," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue," reflecting something other than historical fact are intended to identify forward-looking statements. The following factors, among others, could cause our actual results to differ materially from those described in the forward-looking statements: inability to successfully expand our business model both horizontally and geographically; adverse changes in our relationships with airlines and other product and service providers; systems-related failures; our ability to protect our intellectual property rights; the effects of increased competition; losses by us and our licensees; any adverse impact from negative publicity and negative customer reaction relating to recent announcements concerning us; legal and regulatory risks and the ability to attract and retain qualified personnel. These factors and others are described in more detail above in "Risk Factors."

                                 USE OF PROCEEDS

      Priceline.com will not receive any proceeds from the sale of shares which may be sold pursuant to this reoffer prospectus for the respective accounts of the Selling Securityholders. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Securityholders. See "Selling Securityholders" and "Plan of Distribution."

                            SELLING SECURITY HOLDERS

      The following table sets forth information with respect to the beneficial ownership of the Selling Securityholders based upon the corporate records of priceline.com as of February 9, 2001. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, is based upon 176,596,577 shares outstanding as of February 9, 2001 and generally includes voting or investment power with respect to securities. Shares of common stock options that are currently exercisable or exercisable within 60 days of February 9, 2001 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Shares of restricted common stock, whether vested or unvested, are deemed to be outstanding and to be beneficially owned by the person holding such restricted stock for the purpose of computing the percentage ownership of such person and are treated as outstanding for the purpose of computing the percentage ownership of each other person.

      The inclusion in the table of the individuals named therein shall not be deemed to be an admission that any such individuals are "affiliates" of priceline.com.


---------------------------------------------------------------------------------------------------------------
                                                                          NUMBER OF SHARES
                                                     NUMBER OF SHARES          TO BE         % OF OUTSTANDING
                                  NUMBER OF SHARES      THAT MAY BE        BENEFICIALLY        SHARES TO BE
NAME OF SECURITYHOLDER           BENEFICIALLY OWNED   OFFERED HEREBY       OWNED IF ALL        OWNED IF ALL
                                 PRIOR TO OFFERING                        SHARES OFFERED      SHARES OFFERED
                                                                          HEREBY ARE SOLD     HEREBY ARE SOLD
---------------------------------------------------------------------------------------------------------------
Jeffery H. Boyd                        1,400,000(1)     1,400,000               -0-                  *
Richard S. Braddock                   17,843,145(2)       750,000            17,093,145            9.77%
Robert Mylod                             700,000(3)       700,000               -0-                  *
Daniel Schulman                        2,500,000(4)     2,500,000               -0-                  *

----------
   * Represents beneficial ownership of less than one percent.

  (1) Includes 1,400,000 restricted shares that have not vested. Mr. Boyd was Executive Vice President, General Counsel and Secretary of priceline.com from January 2000 through October 2000 and has been Executive Vice President, Chief Operating Officer and Secretary of priceline.com since October 2000.

  (2) Includes (1) 750,000 restricted shares that have not vested; (2) 120,000 shares owned by the Richard and Susan Braddock Family Foundation Inc. and to which Mr. Braddock expressly disclaims beneficial ownership; (3) 5,000,000 shares owned by Mr. Braddock as Trustee of The Richard S. Braddock 1999 Annuity Trust; and (4) 1,000 shares owned by Mr. Braddock's immediate family member and to which Mr. Braddock expressly disclaims beneficial ownership. Includes outstanding options to purchase 6,005,350 shares that are vested and exercisable. Mr. Braddock was Chief Executive Officer of priceline.com from August 1998 to April 2000 and has been Chairman of the Board of Directors of priceline.com since April 2000.

  (3) Includes 700,000 restricted shares that have not vested. Excludes 500,000 shares subject to options that are not vested or exercisable within 60 days of February 9, 2001. Mr. Mylod was Senior Vice President Finance from January 1999 to May 2000. Mr. Mylod has been Chief Financial Officer of priceline.com since November 2000.

  (4) Includes 2,500,000 restricted shares that have not vested. Mr. Schulman was President and Chief Operating Officer of priceline.com from July 1999 to May 2000 and has been Chief Executive Officer of priceline.com since May 2000.

                              PLAN OF DISTRIBUTION

      Shares offered hereby may be sold from time to time directly by or on behalf of the Selling Securityholders in one or more transactions on the Nasdaq National Market or on any stock exchange on which the common stock may be listed at the time of sale, in privately negotiated transactions, or through a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at fixed prices (which may be changed) or at negotiated prices. The Selling Securityholders may sell shares through one or more agents, brokers or dealers or directly to purchasers. Such brokers or dealers may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders and/or purchasers of the shares or both (which compensation as to a particular broker or dealer may be in excess of customary commissions).

      To the knowledge of priceline.com, other than the opportunity that will be provided to each Securityholder to enter into a sales plan with a broker for the purpose of establishing a trading plan that complies with the requirements of Rule 10b5-1(c)(1) under the Exchange Act, the Selling Securityholders have no arrangements with any brokerage firms.

      In connection with such sales, the Selling Securityholders and any participating broker or dealer may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and the proceeds of any sale of shares may be deemed to be underwriting discounts and commissions under the Securities Act.

      In order to comply with certain state securities laws, if applicable, the shares may be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the shares may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with. Sales of shares must also be made by the Selling Securityholders in compliance with all other applicable state securities laws and regulations.

      In addition to any shares sold hereunder, Selling Securityholders may, at the same time, sell any shares of common stock, including the shares, owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares are covered by this reoffer prospectus.

      There can be no assurance that any of the Selling Securityholders will sell any or all of the shares offered by them hereby.

      Priceline.com will pay all expenses of the registration of the shares and will not receive any proceeds from the sale of any shares by the Selling Securityholders.

      Priceline.com has notified the Selling Securityholders of the need to deliver a copy of this prospectus in connection with any sale of the shares.


                                  LEGAL MATTERS

      The validity of the shares being offered hereby has been passed upon for priceline.com by Peter J. Millones, Esq., Acting General Counsel of priceline.com.

                                     EXPERTS

      The financial statements incorporated in this reoffer prospectus by reference from priceline.com's Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated January 27, 2000 (March 17, 2000 as to Note 15), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.